UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2010

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact name of Registrant as specified in its charter)

Ohio	1-34004	61-1551890
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

312 Walnut Street Cincinnati, Ohio	45202
(Address of principal executive offices)	(Zip code)

(513) 824-3200

(Registrant’s telephone number including area code)

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Scripps Networks Interactive, Inc. (the “Company”), upon recommendation of the Compensation Committee of the Board of Directors, has adopted or amended certain compensatory arrangements described below.

1.	Adoption of Executive Severance Plan.

On November 16, 2010, the Board of Directors adopted the Scripps Networks Interactive, Inc. Executive Severance Plan (the “Severance Plan”), which will become effective on January 1, 2011. The Severance Plan will provide severance benefits for certain executives of the Company and its affiliates in the event of termination of employment without cause or for death or disability. In addition, for certain executives who are parties to employment agreements with the Company, the Severance Plan will provide severance benefits in the event of termination of employment by the executive for good reason.

Benefits provided to a participant in the Severance Plan will include (a) a cash payment equal to a multiple of up to 2 times the sum of base salary and annual incentive, (b) a pro-rated annual incentive bonus, (c) a cash payment for continued health care insurance premiums, (d) continuation of life insurance coverage, (e) a financial planning stipend of up to $15,000, and (f) outplacement services with a value not to exceed $25,000. Benefits under the severance plan are contingent upon a release of claims and participants are subject to post-employment restrictive covenants. The Severance Plan also contains provisions to avoid the duplication of benefits under the Company’s Executive Change in Control Plan or an executive’s employment agreement with the Company.

Generally, the Employee Benefits Committee of the Company’s management will have oversight of the day-to-day administration of the Severance Plan. The Severance Plan may be amended or terminated by the Compensation Committee of the Board of Directors, subject to notice to participants, as applicable.

2.	Amendment and Restatement of Executive Change in Control Plan.

On November 16, 2010, the Board of Directors amended and restated the Scripps Networks Interactive, Inc. Executive Change in Control Plan (the “CIC Plan”), which provides severance benefits to executives in certain cases upon termination of employment in connection with a change in control of the Company. The CIC Plan was amended and restated to enhance the restrictive covenants applicable executives.

3.	Amendment and Restatement of Long-Term Incentive Plan.

On November 16, 2010, the Board of Directors amended and restated the Scripps Networks Interactive, Inc. Long-Term Incentive Plan (the “LTIP”), which provides for various equity and equity-based awards to employees and non-employee directors. The LTIP was amended and restated to standardize the definitions of certain terms (“cause” and “good reason”) used in other Company arrangements and to revise the provisions of the LTIP providing for forfeiture of awards due to detrimental activity.

4.	Approval of Forms of Equity Award Agreements.

On November 16, 2010, the Board of Directors approved new forms of agreements for awards of restricted share units, performance-based restricted share units and stock options under the LTIP.

A. Form of Performance-Based Restricted Share Unit Agreement. Under the form of agreement for Performance-Based Restricted Share Unit (“PBRSU”) awards, vesting of PBRSUs is conditioned upon the attainment of a performance goal based on company segment profit and the employee’s continued service through the applicable vesting dates. The form of agreement provides for accelerated vesting of PBRSUs in the event of termination of employment without cause or due to death or disability, retirement, change in control of the Company or, for certain grantees, termination of employment for good reason. The PBRSUs are also subject to forfeiture in the event of detrimental activity by the grantee.

B. Form of Restricted Share Unit Agreement. The form of agreement for restricted share unit (“RSU”) awards provides for vesting of one-third of the RSUs on each of the first, second and third anniversaries of the date of grant. Like the PBRSUs, the RSUs are subject to accelerated vesting in certain cases due to termination of employment without cause, death, disability, retirement, change in control or, for certain grantees, termination of employment for good reason; and the RSUs are subject to forfeiture in the event of detrimental activity.

C. Form of Nonqualified Stock Option Agreement. The form of agreement for nonqualified stock option awards provides for vesting of the one-third of the stock options on each of the first, second and third anniversaries of the date of grant, although vesting may be accelerated in certain cases due to termination of employment without cause, death, disability, retirement, change in control or, for certain grantees, termination of employment for good reason. Vested stock options generally remain exercisable for 8 years from the date of grant, although the stock options may expire at an earlier date if the grantee’s employment terminates in certain situations. The PBRSUs are also subject to forfeiture in the event of detrimental activity by the grantee.

The foregoing descriptions of certain of the Company’s compensation arrangements are only summaries. The full text of the arrangements described above will be filed as exhibits to the Company’s Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

Date: November 22, 2010	By:	/s/ Lori A. Hickok
Lori A. Hickok Executive Vice President, Finance

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